Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000

Targa Resources Partners LP Announces $200 Million Offering of Additional 5 1/4% Senior Notes Due 2023

HOUSTON, December 4, 2012—Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NYSE: NGLS) and its subsidiary Targa Resources Partners Finance Corporation announced today that, subject to market conditions, they intend to sell in an offering in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), $200 million in aggregate principal amount of its 5 1/4% Senior Notes due 2023 (the “Additional Notes”). The Additional Notes are being offered as additional notes to the Partnership’s existing $400 million aggregate principal amount of 5 1/4% Senior Notes due 2023 that the Partnership sold in a private placement on October 25, 2012. The Additional Notes and the notes issued on October 25, 2012 will be treated as a single class of debt securities and will have identical terms, other than the issue date. The Partnership intends to use the net proceeds from the offering for general partnership purposes, which may include working capital and funding acquisitions.

The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

713-584-1133

Matt Meloy

Senior Vice President, Chief Financial Officer and Treasurer

Joe Brass

Director, Finance